                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)        AUGUST 6, 1996
                                                --------------------------------

                         SEARCH CAPITAL GROUP, INC.
- --------------------------------------------------------------------------------
           (exact name of registrant as specified in its charter)



       DELAWARE                       0-9539                  41-1356819
- ----------------------------     -------------------     ----------------------
(State or other jurisdiction      (Commission File         (I.R.S. Employer
     of incorporation)                 Number)            Identification No.)




        700 N. PEARL STREET
        SUITE 400,  L.B. 401
            DALLAS, TEXAS                               75201-7490
- ----------------------------------------     -----------------------------------
(Address of principal executive offices)                (Zip Code)




Registrant's telephone number, including area code         (214) 965-6000
                                                  ------------------------------


                               NOT APPLICABLE
- --------------------------------------------------------------------------------
        (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On August 6, 1996, the Company completed its acquisition of substantially all of the assets of Dealers Alliance Credit Corp. ("DACC"). DACC's assets consisted primarily of used motor vehicle retail installment sales contracts, repossessed motor vehicles, cash, and certain furniture and equipment. As of June 30, 1996, DACC had contracts with total unpaid future installments of approximately $35 million and net finance receivables of approximately $14.3 million after reduction for unearned finance charges of approximately $8.1 million and after an allowance for credit losses of approximately $12.5 million.

         The Company assumed all balance sheet liabilities of DACC, other than approximately $4.1 million of subordinated debt and warrants and certain other claims. These liabilities consisted primarily of indebtedness owing to senior lenders, accounts payable, accrued expenses, an office lease expiring 2002, service and equipment maintenance agreements and an employment agreement for a DACC employee. As of June 30, 1996, DACC owed approximately $18 million to its senior lenders and had accounts payable and accrued expenses of approximately $0.7 million. The assumed senior debt bears interest at the prime rate plus 1%, matures on August 2, 1997 and is secured by the contracts purchased from DACC. The Company must make monthly prepayments of the debt in amounts equal to any excess of (i) the monthly collections on the purchased contracts over (ii) up to $475,000 of permitted monthly operating expenses. In addition to assuming the foregoing liabilities, the Company issued to DACC (i) 766,218 shares of a new series of preferred stock designated "Series B 9%/7% Convertible Preferred Stock" (the "Series B Preferred Stock"), (ii) 1,277,030 shares of Common Stock, and (iii) five-year warrants to purchase 1,277,030 shares of Common Stock at $2.00 per share (increasing by $0.25 each year). One-half of the securities issued to DACC were escrowed until May 2, 1997, and the remaining securities were escrowed until August 3, 1997, to secure certain indemnification obligations of DACC in favor of the Company under the purchase agreement.

         The Company also purchased the subordinated debt owing by DACC and certain related warrants to purchase DACC stock. All of the debt and warrants were canceled by the Company as part of the consideration for the transfer of DACC's assets. The Company issued a total of 1,787,842 shares of Series B Preferred Stock to the two holders of such debt and warrants. One-fourth of these shares were escrowed until May 2, 1997, and an additional 25% of these shares were escrowed until August 3, 1997, to secure certain indemnification obligations of the holders in favor of the Company.

         As a result of the acquisition of DACC and the issuance of the Company's securities in connection therewith, the total stockholders' equity of the Company increased approximately $8.357 million. See "Pro Forma Condensed Consolidated Balance Sheets."


         The Company and the recipients of the Company's securities, including DACC, also entered into shareholders' agreements that require the Company to file within six months after the closing, and to use best efforts to cause to become effective within 90 days thereafter, a registration statement with the Securities and Exchange Commission for the offer and resale of the securities issued by the Company in this acquisition. The Company will bear all of the costs of such registration (other than underwriting discounts, commissions and expenses incurred by the security holders) and up to $40,000 of the fees of counsel for the security holders.

         The terms of the Series B Preferred Stock are similar to the terms of the Company's existing 9%/7% Convertible Preferred Stock (the "New Preferred Stock"). According to its terms, the shares of Series B Preferred Stock will be automatically converted, on a one-for-one basis, into newly issued shares of New Preferred Stock when certain clarifying amendments to the terms of the New Preferred Stock are approved by the Company's stockholders and filed with the Delaware Secretary of State. The Company has filed with the Securities and Exchange Commission proxy materials with respect to a special stockholders' meeting called for the purpose of considering such amendments.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (A)     FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.


                       INDEX TO FINANCIAL STATEMENTS FOR
                         DEALERS ALLIANCE CREDIT CORP.


                                                                            Page
                                                                            ----
Financial Statements for the three-month period ended
March 31, 1996 and year ended December 31, 1995

         Independent auditors' report                                         F-1

         Statements of financial condition                                    F-2

         Statements of operations                                             F-3

         Statements of common stockholders' deficit                           F-4

         Statements of cash flows                                             F-5

         Notes to financial statements                                        F-6

Financial Statements for the year ended December 31, 1994 and for the period from inception, July 16, 1993, to December 31, 1993

         Independent auditors' report                                        F-20

         Statements of financial condition                                   F-21

         Statements of operations                                            F-22

         Statements of common shareholders' deficit                          F-23

         Statements of cash flows                                            F-24

         Notes to financial statements                                       F-25

Financial Statements for the three-month period ended June 30, 1996

         Statement of financial condition                                    F-32

         Statement of operations                                             F-33

         Statement  of cash flows                                            F-34


                        [BDO SEIDMAN, LLP LETTERHEAD]



INDEPENDENT AUDITORS' REPORT


Board of Directors
Dealers Alliance Credit Corp.
Atlanta, Georgia

We have audited the accompanying statements of financial condition of Dealers Alliance Credit Corp. as of March 31, 1996 and December 31, 1995, and the related statements of operations, common stockholders' deficit, and cash flows for the three months ended March 31, 1996 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dealers Alliance Credit Corp. as of March 31, 1996 and December 31, 1995, and the results of its operations and its cash flows for the three months ended March 31, 1996 and for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations, negative capital position and notices of default from its principal lenders raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


May 21, 1996, except for Note 7         /s/ BDO SEIDMAN, LLP
  which is as of May 24, 1996

                                                   DEALERS ALLIANCE CREDIT CORP.
                                               STATEMENTS OF FINANCIAL CONDITION

================================================================================

                                                                                     MARCH 31,       December 31,
                                                                                          1996               1995
- -----------------------------------------------------------------------------------------------------------------
ASSETS

Net finance receivables (Note 3)                                                 $ 35,125,860        $ 33,686,474
Allowance for credit losses (Note 3)                                              (13,450,000)        (14,506,538)
- -----------------------------------------------------------------------------------------------------------------
                                                                                   21,675,860          19,179,936

Cash and cash equivalents                                                             368,767             325,678
Repossessed collateral                                                                437,804             569,556
Furniture and equipment, net                                                          248,940             228,570
Prepaid rent (Note 6)                                                                 272,167             327,750
Other assets (Note 6)                                                                 647,889             711,832
- -----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                     $ 23,651,427        $ 21,343,322
=================================================================================================================

LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT

LIABILITIES
         Revolving credit agreement advances (Note 4)                            $ 19,250,000        $ 16,850,000
         Accounts payable and accrued expenses                                      1,138,330           1,001,815
         Due to related party (Note 11)                                                19,399              60,111
         Senior subordinated notes payable, net (Note 8)                            3,486,991           3,460,872
- -----------------------------------------------------------------------------------------------------------------
                                                                                   23,894,720          21,372,798

WARRANTS (Note 8)                                                                     563,767             521,945

REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK,
         $0.01 par value; 200,000 share authorized, 176,313 and
         177,630 shares issued and outstanding, net of $24,645 note
         receivable from stockholder (Notes 9 and 11)                               8,752,971           8,674,880

COMMON STOCKHOLDERS' DEFICIT (Notes 10 and 11)
         Common stock, $0.01 par value; 250,000
                 shares authorized, 9,402 shares issued and outstanding                    94                  94
         Additional paid-in capital                                                         -              82,893
         Note receivable from stockholder                                             (25,000)            (25,000)
         Accumulated deficit                                                       (9,535,125)         (9,284,288)
- -----------------------------------------------------------------------------------------------------------------
Total common stockholders' deficit                                                 (9,560,031)         (9,226,301)
- -----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT                               $ 23,651,427        $ 21,343,322
=================================================================================================================

                                 See accompanying notes to financial statements.

                                                   DEALERS ALLIANCE CREDIT CORP.
                                                        STATEMENTS OF OPERATIONS

================================================================================

                                                                                THREE MONTHS                      Year
                                                                                       ENDED                     ended
                                                                              MARCH 31, 1996         December 31, 1995
- ----------------------------------------------------------------------------------------------------------------------
NET FINANCE REVENUES
         Interest income on finance contracts                                    $1,908,371                $ 5,638,347
         Ancillary and other operating income                                       140,062                    326,193
- ----------------------------------------------------------------------------------------------------------------------
Net finance revenues                                                              2,048,433                  5,964,540
- ----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE, NET
         Interest expense                                                           699,337                  1,342,363
         Interest income                                                             (9,666)                   (21,048)
- ----------------------------------------------------------------------------------------------------------------------
Total interest expense, net                                                         689,671                  1,321,315
- ----------------------------------------------------------------------------------------------------------------------
Finance income before provision for credit losses                                 1,358,762                  4,643,225

Provision for credit losses                                                               -                 (7,415,113)
- ----------------------------------------------------------------------------------------------------------------------
Net finance income (loss)                                                         1,358,762                 (2,771,888)
- ----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
         Employee compensation and related expenses                                 961,881                  2,909,563
         General and administrative                                                 390,749                    965,659
         Consulting and professional fees                                           219,950                    980,117
- ----------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                          1,572,580                  4,855,339
- ----------------------------------------------------------------------------------------------------------------------
NET LOSS                                                                         $ (213,818)               $(7,627,227)
======================================================================================================================

       Interim results are not necessarily indicative of the results that may be expected for the entire year.

                                 See accompanying notes to financial statements.

                                                   DEALERS ALLIANCE CREDIT CORP.
                                      STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT
                                               THREE MONTHS ENDED MARCH 31, 1996
                                                AND YEAR ENDED DECEMBER 31, 1995

================================================================================


                                                                            Note                               Total
                                    Common Stock      Additional      receivable                              common
                                 ------------------      paid-in            from      Accumulated      stockholders'
                                 Shares      Amount      capital     stockholder          deficit            deficit
- --------------------------------------------------------------------------------------------------------------------
BALANCE,
  at December 31, 1994            9,402         $94    $ 330,574       $ (25,000)     $(1,657,061)       $(1,351,393)

  Compensatory
    common stock options              -           -       39,450               -                -             39,450

  Preferred stock dividend            -           -     (219,172)              -                -           (219,172)

  Preferred stock accretion           -           -      (48,910)              -                -            (48,910)

  Warrant accretion                   -           -      (19,049)              -                -            (19,049)

  Net loss                            -           -            -               -       (7,627,227)        (7,627,227)
- --------------------------------------------------------------------------------------------------------------------
BALANCE,
  at December 31, 1995            9,402          94       82,893         (25,000)      (9,284,288)        (9,226,301)

  Preferred stock dividend            -           -      (66,280)              -                -            (66,280)

  Preferred stock accretion           -           -      (11,810)              -                -            (11,810)

  Warrant accretion                   -           -       (4,803)              -          (37,019)           (41,822)

  Net loss                            -           -            -               -         (213,818)          (213,818)
- --------------------------------------------------------------------------------------------------------------------
BALANCE,
  at March 31, 1996               9,402         $94    $       -       $ (25,000)     $(9,535,125)       $(9,560,031)
====================================================================================================================

Interim results are not necessarily indicative of the results that may be expected for the entire year.

                                 See accompanying notes to financial statements.

                                                   DEALERS ALLIANCE CREDIT CORP.
                                                        STATEMENTS OF CASH FLOWS

================================================================================

                                                                              THREE MONTHS                 Year
                                                                                     ENDED                ended
                                                                            MARCH 31, 1996    December 31, 1995
- ---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
         Net loss                                                             $  (213,818)         $ (7,627,227)
         Adjustments:
                 Provision for credit losses                                            -             7,415,113
                 Depreciation and amortization                                     21,568                80,970
                 Amortization of debt discount and organization fees               62,917               222,212
                 Compensatory stock options issued to related party                     -                39,450
                 Changes in assets and liabilities:
                          Repossessed collateral                                  131,752              (511,493)
                          Other assets                                             35,321            (1,213,368)
                          Accounts payable and acrued expenses                    136,517               835,542
                          Due to related party                                    (40,712)               48,254
- ---------------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities                                   133,545              (710,547)
- ---------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
         Purchases of installment contracts receivable                         (4,966,659)          (27,358,521)
         Payments received on installment contracts receivable                  2,514,695             3,729,126
         Purchases of equipment                                                   (41,995)             (129,685)
         Proceeds from sale of assets                                               3,505                     -
- ---------------------------------------------------------------------------------------------------------------
Cash used in investing activities                                              (2,490,454)          (23,759,080)
- ---------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
         Revolving credit agreement advances                                    2,400,000            16,850,000
         Subordinated debt issuance                                                     -             4,000,000
         Issuance of preferred stock                                                    -             2,972,832
- ---------------------------------------------------------------------------------------------------------------
Cash provided by financing activities                                           2,400,000            23,822,832
- ---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                               43,091              (646,795)
- ---------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS at beginning of period                                  325,678               972,473
- ---------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS at end of period                                    $   368,767          $    325,678
===============================================================================================================
NON-CASH ACTIVITIES
         Accretion of put value of warrants                                   $    41,822          $     19,049
         Accretion of value of preferred stock                                     11,810                48,910
         Preferred stock dividend                                                  66,280               219,172

             Interim cash flows are not necessarily indicative of the cash flows that may be expected for the entire year.

                                 See accompanying notes to financial statements.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

1.       SUMMARY OF SIGNIFICANT     BUSINESS DESCRIPTION
         ACCOUNTING POLICIES
                                    Dealers Alliance Credit Corp. (the
                                    "Company"), is a specialized indirect
                                    consumer finance company engaged in
                                    financing the purchase of used automobiles by purchasing retail installment sales contracts ("Installment Contracts") primarily from independent used automobile dealers. The Company was incorporated in the state of Delaware on July 16, 1993.

                                    USE OF ESTIMATES

                                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                    NON-REFUNDABLE ACQUISITION DISCOUNT

                                    Generally, Installment Contracts are
                                    purchased from dealers at non-refundable acquisition discounts ("Discount") from the principal amounts financed by the borrowers. Prior to January 1, 1996 when an Installment Contract was purchased, the Company allocated to the allowance for credit losses the portion of the Discount deemed necessary to absorb estimated future credit losses for the Installment Contract portfolio. Any remaining amount was deferred as unearned acquisition discount and was amortized to interest income using the interest method over the term of the Installment Contract. The entire Discount related to Installment Contracts purchased subsequent to December 31, 1995 has been allocated to the Allowance for Credit Losses, and no discount revenue recognized.

                                    REVENUE RECOGNITION

                                    Each installment contract requires the
                                    customer to make monthly payments over a fixed term. The difference between the total amount of contractual payments and the principal amount financed represents unearned finance charges. Unearned finance charges are amortized and recorded as interest income using the interest method over the term and at the interest rate stated in the Installment Contract. When an Installment Contract becomes 61 or more days past due or the customer becomes the subject of a bankruptcy proceeding, income recognition is suspended until the Installment Contract is restored to a current status.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     The Company derives income from product
                                     warranties sold by a third party that are financed under the Installment Contracts (ancillary income). That income is deferred and recorded as unearned ancillary income and amortized to revenue using the sum-of-the-digits method, which approximates the results of the interest method, over the terms of the underlying warranty contracts.

                                     Other operating income, which includes
                                     late charges and deferral fees charged to customers, is recognized as collected.

                                     ALLOWANCE FOR CREDIT LOSSES

                                     Allowance for credit losses is established through an allocation at the acquisition date of the Discount based upon management's estimate of future credit losses. Commencing January 1, 1996, the entire discount has been allocated to the allowance account. Management periodically evaluates the adequacy of the allowance for credit losses by reviewing credit loss experience, delinquencies, the value of the collateral and general economic conditions.

                                     If the allowance for credit losses is
                                     insufficient in comparison to the amount management believes necessary to absorb potential losses in the Installment Contract portfolio, the Company first transfers amounts from the unearned acquisition discount, to the extent available, and then, if necessary, a provision for credit losses is charged against earnings.

                                     An Installment Contract is charged to the allowance for credit losses at the earliest of the time when the automobile securing the Installment Contract is repossessed, the payment under the Installment Contract is 180 days or more past due, or the Installment Contract is otherwise deemed to be uncollectible.

                                     REPOSSESSED AUTOMOBILES

                                     A repossessed automobile is recorded at
                                     its estimated realizable value less
                                     estimated costs of disposition. The
                                     Company commences repossession against the automobile securing a delinquent account when it determines that additional collection efforts are not likely to be successful. Generally, repossession occurs when a borrower becomes 60 days delinquent on an Installment Contract. Upon repossession, the amount due under an Installment Contract, net of the related unearned acquisition discount, if any, is reduced to the estimated realizable value of the automobile less estimated costs of disposition through a charge to the allowance for credit losses.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     DEFERRED CONTRACT ACQUISITION COSTS

                                     The Company defers costs directly
                                     associated with the acquisition of
                                     Installment Contracts such as the fees,
                                     commission and dealers incentives and
                                     amortizes such costs using the interest
                                     method as a reduction of interest income over the term of the Installment Contracts.

                                     CASH AND CASH EQUIVALENTS

                                     Cash and cash equivalents include liquid investments with original maturities of three months or less.

                                     FURNITURE AND EQUIPMENT

                                     Furniture and equipment are recorded at
                                     cost and are depreciated over their
                                     estimated useful lives, ranging from 4 to 6 years, using the straight-line method. Accumulated depreciation at March 31, 1996 and December 31, 1995 was $75,699 and $57,579, respectively.

                                     DEFERRED LOAN COSTS

                                     Commitment, placement and other fees and expenses incurred in connection with the Company's Revolving Credit Agreement and Subordinated Debt are deferred, as other assets, and amortized under the sum-of-the-years digits method to interest expense over the terms of the related agreements.

                                     INCOME TAXES

                                     The Company records income taxes in
                                     accordance with Statement of Financial
                                     Accounting Standards ("SFAS") No. 109,
                                     "Accounting for Income Taxes". Deferred taxes are recorded based upon temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Management provides a valuation allowance for deferred tax assets when they determine it is more likely than not that the benefits from such deferred tax assets will not be realized.


2.       FUTURE PROSPECTS            The Company's financial statements for the
                                     three months ended March 31, 1996 and for the year ended December 31, 1995 have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The
                                     Company incurred net losses of $213,818
                                     for the three months ended March 31, 1996 and $7,627,227 for the year ended

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     December 31, 1995 resulting in an
                                     accumulated deficit of $9,535,125 and
                                     $9,284,288 at March 31, 1996 and December
                                     31, 1995, respectively.  During 1996, the
                                     Company's principal lenders notified the
                                     Company that the Company was in default of certain financial convenants of the loan agreement and subordinated note agreements. In these circumstances, the outstanding borrowings become immediately due and payable upon notification of the lenders. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are discussed below. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                     In early March 1996 Company determined
                                     that its portfolio of installment
                                     contracts was not performing as had been previously estimated and, consequently, a significant provision for credit losses and resulting addition to the allowance for credit losses was required as of and for the period ended December 31, 1995.
                                     The Company immediately informed its senior revolving credit lenders ("Senior
                                     Lenders") and subordinated debt lenders
                                     ("Subdebt Lenders") of its determination and that, as a consequence, the Company would be in default on a number of covenants contained in the revolving credit agreement with the Senior Lenders ("Senior Loan") and subordinated note agreement with the Subdebt Lenders ("Subordinated Loan"). On March 19, 1996 the Senior Lenders notified Company that events of default had occurred under the Senior Loan and that Company would not be permitted to make any additional borrowings thereunder. On March 22, 1996 the Subdebt Lenders notified Company than events of default had occurred under the Subordinated Loan.

                                     Neither the Senior Lenders nor the Subdebt
                                     Lenders have demanded payment in full or accelerated the maturity of those debts. However, the Senior Loan expired by its terms on May 1, 1996 and in accordance with an agreement with the Senior Lenders the Subdebt Lenders cannot currently accelerate the Subordinated Loan. The Senior Lenders have informed Company that they will not renew the Senior Loan; however, for an unspecified period of time they will permit Company to use most of its cash collections from its loan portfolio to operate its business less interest payments.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     On April 2, 1996 Company retained two
                                     investment banking firms to aid and assist its efforts to recapitalize the Company through direct investment, sale or merger. Although the effort to recapitalize is continuing and the Senior Lenders are permitting the Company to operate, no assurance can be given that Company will be successful in recapitalizing or that the Senior Lenders will not accelerate the Senior Debt and foreclose on the portfolio collateral prior to the time that any recapitalization is completed.

3.       NET RECEIVABLES             Generally, the Company's Installment
                                     Contracts have terms of 24 to 36 months.
                                     The net finance receivables balance
                                     consisted of the following:

                                                                                   MARCH 31,      December 31,
                                                                                        1996              1995
                                     --------------------------------------------------------------------------
                                     Contractual payments due                   $ 46,371,288       $ 44,900,063
                                     Unearned finance charges                    (11,328,861)       (11,278,054)
                                     --------------------------------------------------------------------------

                                     Contractual principal balance                35,042,427         33,622,009
                                     Unearned ancillary income                       (84,662)           (93,358)
                                     Deferred contract acquisition
                                        costs, net                                   168,095            157,823
                                     --------------------------------------------------------------------------

                                     Net finance receivables                    $ 35,125,860       $ 33,686,474
                                     ==========================================================================

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     Activity in the unearned contract
                                     acquisition discount and allowance for
                                     credit losses accounts for the three
                                     months ended March 31, 1996 and the year ended December 31, 1995 was as follows:

                                                                                   MARCH 31,       December 31,
                                                                                        1996               1995
                                     --------------------------------------------------------------------------
                                     UNEARNED CONTRACT ACQUISITION
                                        DISCOUNT
                                        Balance - beginning of period            $        -        $    507,783
                                        Discounts allocated to
                                              unearned acquisition                        -
                                              discount                                                1,968,292
                                        Amortized to interest income                      -            (546,402)
                                        Transferred to allowance for                      -
                                              credit losses                                          (1,376,787)
                                        Related to charge-offs, net                       -            (552,886)
                                     --------------------------------------------------------------------------
                                     Balance - end of period                     $        -        $          -
                                     ==========================================================================

                                                                                   MARCH 31,       December 31,
                                                                                        1996               1995
                                     --------------------------------------------------------------------------
                                     ALLOWANCE FOR CREDIT LOSSES
                                        Balance - beginning of period            $14,506,538       $    598,120
                                        Discounts allocated to
                                              allowance for credit losses          2,185,597          9,383,810
                                        Transferred from unearned
                                              acquisition         discount                 -          1,376,787
                                        Provision for credit losses                        -          7,415,113
                                        Charge-offs                               (3,273,975)        (4,283,206)
                                        Recoveries                                    31,840             15,914
                                     --------------------------------------------------------------------------
                                     Balance - end of period                     $13,450,000       $ 14,506,538
                                     ==========================================================================

                                     The Company's exposure to credit loss in the event of non-performance by the customer is represented by the amount of the Installment Contract less the acquisition discount. At March 31, 1996 approximately 32%, 24% and 14%, of the Company's Installment Contracts were purchased from dealers located in Tennessee, Georgia and Texas, respectively.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

4.       REVOLVING CREDIT            At March 31, 1996 the Company had a $35
         AGREEMENT                   million revolving credit agreement
                                     ("Revolving Credit Agreement"), which was in default, with three banks, which expired on May 1, 1996. The Company's obligations under the Revolving Credit
                                     Agreement are secured by substantially all of the Company's assets. Borrowings under the Revolving Credit Agreement were $19.25 million and $16.85 million at March 31, 1996 and December 31, 1995, respectively.
                                     Interest on the borrowings under the
                                     Revolving Credit Agreement is payable
                                     monthly based upon the referenced prime
                                     rate (which was 8.25% at March 31, 1996) plus 2% per annum. For the three months ended March 31, 1996 interest expense amounted to $470,600 and consisted of interest on advances (weighted average interest rate of 10.25%) under the Revolving Credit Agreement, amortization of the Revolving Credit Agreement fees and expenses. For the year ended December 31, 1995 interest expense amounted to $975,340 and consisted of interest on advances
                                     (weighted average interest rate of 11.5%) under the Revolving Credit Agreement, amortization of the Revolving Credit
                                     Agreement fees and expenses, and
                                     amortization of the cost of an option to purchase an interest rate protection agreement.

                                     The Revolving Credit Agreement requires
                                     the Company to maintain specified
                                     financial ratios and to comply with other covenants. At March 31, 1996 the Company was in default under this agreement due to failure to maintain these agreed upon covenants, including the minimum interest coverage ratio, minimum tangible net worth and the ratio of charge-offs to average net finance receivables.


5.       INCOME TAXES                The Company has incurred net operating
                                     losses since its inception in 1993 and,
                                     accordingly, no provision for income taxes for the three months ended March 31, 1996 or for the year ended December 31, 1995
                                     has been recorded.

                                     Net operating loss carryovers, which
                                     aggregate approximately $4,345,000 at
                                     March 31, 1996, are available to reduce
                                     future federal and state income taxes and expire through December 31, 2010.

                                     Deferred taxes reflect the net tax effect of temporary differences between the financial reporting bases of assets and liabilities and the amounts applicable for income tax purposes.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     The Company's net deferred tax assets were as follows:

                                                                                   MARCH 31,       December 31,
                                                                                        1996               1995
                                     --------------------------------------------------------------------------
                                     Deferred tax asset:
                                        Pre-operating expenses                   $    80,000        $    87,000
                                        Allowance for credit losses                1,718,000          2,348,000
                                        Net operating loss carryover               1,520,000            812,000
                                     --------------------------------------------------------------------------

                                                                                   3,318,000          3,247,000
                                     Less valuation allowance                     (3,318,000)        (3,247,000)
                                     --------------------------------------------------------------------------

                                     Net deferred tax asset                      $         -        $         -
                                     ==========================================================================

6.       LEASES AND OTHER            OFFICE FACILITY AND EQUIPMENT LEASES
         COMMITMENTS
                                     The Company rents its office under a
                                     non-cancellable lease agreement which
                                     terminates in September 2002 and provides the Company with options, subject to certain conditions, to lease additional space in 1996 and 1997. The new lease requires the Company to reimburse the landlord for increases over the base year amounts for certain expenses, such as real estate taxes, utilities and maintenance.
                                     Upon executing the lease in August 1995
                                     the Company was required to fund $364,000
                                     of future rental payments and $150,000
                                     representing a security deposit.  The
                                     unamortized portion of the future rental payments and the security deposit are included in "prepaid rent" and "other assets" at March 31, 1996 and December 31,
                                     1995. The rental prepayment will reduce
                                     future rental payments through March 1997.
                                     Some of the Company's office equipment is subject to operating leases. The aggregate rent expense for the office facility and equipment leases was $58,900 for the three months ended March 31, 1996 and $74,200 for the year ended December 31, 1995.

                                     DATA PROCESSING AGREEMENT

                                     The Company entered into a five-year
                                     contract, which expires in June 1999, to receive data processing services. The contract requires minimum monthly fees for services rendered.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     At March 31, 1996, future minimum payments for non-cancellable leases, including the new office lease, and data processing services were as follows:

                                                                                                            Data
                                                                                        Leases        Processing
                                     ---------------------------------------------------------------------------
                                     Year ending March 31, 1997                     $  128,000          $218,000
                                     Year ending March 31, 1998                        383,400           180,000
                                     Year ending March 31, 1999                        360,200           180,000
                                     Year ending March 31, 2000                        292,300            45,000
                                     Year ending March 31, 2001                        287,700                 -
                                     Thereafter                                        424,500                 -
                                     ---------------------------------------------------------------------------

                                     Total                                          $1,876,100          $623,000
                                     ===========================================================================

7.       CONTINGENCIES               Subsequent to March 31, 1996, the
                                     employment by the Company of its then
                                     president and then chief financial officer was terminated. Each believes they were dismissed without cause. The Company has been notified by counsel representing these two former employees that legal action may be initiated against the Company for, among other things, severance payments, recommendations and release of non-compete agreements.


8.       SUBORDINATED DEBT           During 1995, the Company issued $4 million
         AND WARRANTS                of subordinated debt, which is
                                     subordinated to the Company's Revolving
                                     Credit Agreement and bears interest at 10% per annum, payable quarterly. The first issue of $2.5 million occurred on October
                                     16, 1995 and the remaining $1.5 million was issued on December 20, 1995. The
                                     Subordinated Debt matures October 16, 2000, unless repayment is required by redemption of the Preferred Stock or the completion of an initial public offering.

                                     In connection with the issuance of the
                                     Subordinated Debt the lenders were issued warrant ("Warrants") to purchase 18,467 shares of the Company's Common Stock for an exercise price of $0.01 per share. These Warrant are exercisable immediately and expire in 10 years. If the Warrants are outstanding on November 1, 1998, unless the repurchase feature is otherwise accelerated, the Warrant holders have the right, under certain conditions, to require the Company to repurchase the Warrants at a price per share determined by dividing

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     the largest of: (i) the Company's then fair value, (ii) 12 times the Company's net income for the last 4 quarters or (iii) $14 million divided by the number of fully-diluted shares of common stock and common stock equivalents then outstanding.

                                     Upon issuance, the $554,139 fair value of the Warrants was recorded as original issue discount. The Company incurred costs aggregating $369,894 in connection with the Subordinated Debt. Those costs, which are included in other assets, and the original issue discount are amortized as interest expense over the term of the Subordinated Debt using the interest method. For the three months ended March 31, 1996 interest expense for the subordinated debt was $101,111 and for the year ended December 31, 1995 interest expense was $64,085. The Warrant is being accreted over a 36 month period to an estimated repurchase value of $995,925 through a charge against net income available for common stockholders.

                                     Subordinated debt consisted of the
                                     following:

                                                                                   MARCH 31,       December 31,
                                                                                        1996               1995
                                     --------------------------------------------------------------------------
                                     Principal outstanding                        $4,000,000         $4,000,000
                                     Less:
                                        Original issue discount, net of
                                          accumulated amortization                  (513,009)          (539,128)
                                     --------------------------------------------------------------------------
                                                                                  $3,486,991         $3,460,872
                                     ==========================================================================

9.       REDEEMABLE SERIES A         The Company has authorized 200,000 shares
         CONVERTIBLE PREFERRED       of Series A Convertible Preferred Stock
         STOCK                       ("Preferred Stock"), par value $.01 per
                                     share. Holders of the Preferred Stock are entitled to cumulative annual stock dividends of 3% on December 30 of each year. In December 1993, the Company received commitments to buy 110,000 shares
                                     (gross proceeds of $5.5 million) of its
                                     Preferred Stock, 60% of which was purchased in December 1993 with the remaining 40% purchased in September 1994. The December
                                     1993 closing resulted in the issuance of 66,000 shares of Preferred Stock with proceeds, net of offering costs, of approximately $3,120,000. The September
                                     1994 closing resulted in the issuance of 44,000 shares of Preferred Stock, with net proceeds of approximately $2,196,000.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     On January 25, 1995 the Company's Board of
                                     Directors approved an offering of 60,000 shares of Preferred Stock at $50 per share to current holders of the Company's Preferred and Common Stock. The offering ("Rights Offering") resulted in the Company receiving commitments to purchase the entire 60,000 shares of Preferred Stock offered. The terms of the offering provided for two closings. The initial closing in May 1995 resulted in the issuance of 30,000 shares of Preferred Stock (net proceeds of $1,480,780). The second closing was on July 24, 1995 and an additional 30,000 shares of Preferred Stock (gross proceeds of $1,500,000) were issued.

                                     Each share of Preferred Stock may be
                                     converted into 1 share of Common Stock at any time at the option of the holder. Conversion into Common Stock is mandatory in the event of a qualified initial public offering of the Company's Common Stock, as defined ("IPO").

                                     If an IPO does not occur before December
                                     1, 1998, each holder of Preferred Stock
                                     may require the Company to redeem its
                                     Preferred Stock at the greater of the
                                     Common Stock's per share fair market value
                                     or its liquidation preference. Redemption
                                     is mandatory on November 30, 1999 at the
                                     greater of the Common Stock's per share
                                     fair market value on September 1, 1999 or
                                     its liquidation preference.   The
                                     liquidation preference aggregated
                                     $8,903,600 at March 31, 1996 and
                                     $8,837,300 at December 31, 1995. For
                                     financial accounting purposes, the
                                     Preferred Stock is accreted to the greater of its liquidation preference ($50 per share) or the Common Stock's per share fair market value. Management believes the fair market value of its Common Stock was $50 per share at December 31, 1995 and December 31, 1994. For financial accounting purposes, the dividends were valued at $50 per share and were charged to additional paid-in capital, to the extent available, and then to accumulated deficit.

                                     Holders of Preferred Stock are entitled to one vote per share on all stockholder matters. The Company's Shareholders Agreement provides that all stockholders vote for an eight member Board of Directors comprised of four nominees of the majority Common Stockholder (see Related Party Transactions), one nominee of a specified Preferred Stock holder group, two nominees of the stockholders other than majority Common Stockholder and one nominee who is the Company's chief executive officers. The Shareholders Agreement terminates upon completion of an IPO.

                                     The Preferred Stock ranks senior to the
                                     Common Stock with respect to

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     dividends and liquidation rights.

                                     The provisions of the Revolving Credit
                                     Agreement prohibit the payment of
                                     dividends in cash or property, other than stock dividends on the Preferred Stock.

10.      OPTIONS TO PURCHASE         On May 1, 1995, the options to purchase
         COMMON STOCK                Common Stock granted to certain key
                                     officers of the Company during 1994 were modified. The modification increased the number of shares under grant from 17,500 to 25,500. Additionally, the rights of those grantees under the options vest in their entirety on December 30, 2000, unless vesting is accelerated by the Company's achievement of established operating performance objectives in 1995 and 1996.
                                     The exercise price per share is $50, which approximated fair market value per share at the date of the modification.

                                     On November 30, 1993, a member of the
                                     Board of Directors was granted an option, which vested immediately, to purchase 2,000 shares of Common Stock at an exercise price per share of $50, which approximated fair value per share at the date of grant, through November 30, 2003.

                                     On May 1, 1995, the option granted to
                                     Chicago Holdings, Inc. ("CHI") (see
                                     Related Party Transactions) in November
                                     1993 to purchase 10,000 shares of Common
                                     Stock at an exercise price of $50 per
                                     share was modified. CHI's option to
                                     purchase those shares vest in its entirety on December 31, 2000, unless vesting is accelerated by the Company's achievement of established operating performance objectives in 1995 and 1996.

                                     On November 30, 1993, CHI was granted an option, which vested immediately, to purchase 10,000 shares of Common Stock. On May 1, 1995 CHI was granted an option, which vested immediately, to purchase an additional 2,500 shares of common stock. The exercise prices per share of the options are: $100 during 1996, $150 during 1997 and $200 thereafter through November 30, 2003.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     The Company obtained valuations from an
                                     independent party for the Common Stock
                                     options granted to CHI. The appraiser
                                     determined the fair value of CHI options granted or modified in 1995 was approximately $39,450 at the date of grant. The Company recognized a non-cash compensatory charge for such options in 1995. The fair value of the options granted in 1993 was not material.


11.      RELATED PARTY               COMMON STOCK TRANSACTIONS
         TRANSACTIONS
                                     Approximately 89.4% (8,401 shares) of the Company's outstanding Common Stock is owned by a wholly-owned subsidiary of CHI, a founder of the Company. The remaining outstanding shares of Common Stock are owned by the Company's President and its Chairman. The Chairman purchased 1 founding share. CHI's subsidiary purchased 1 founding share, 5,040 shares of the Company's Common Stock in the December 1993 closing for $240,005 and 3,360 shares in the September 1994 closing for $160,003.

                                     In September 1994, the Company's then
                                     President purchased 1,000 shares of Common
                                     Stock for $50 per share, payable $25,000 in cash and $25,000 by a five-year full recourse promissory note which bears interest at 6% per annum. This note is collateralized by a pledge of the Company's stock owned by the President, requires partial repayments in the event that the President earns an incentive bonus in 1996, 1997 or 1998, and accelerates if the President ceases to be employed by the Company.

                                     PREFERRED STOCK TRANSACTIONS

                                     In 1995 the Company's then President, as a participant in the Rights Offering, purchased a total of 493 shares of Preferred Stock at $50 per share payable $98 in cash and $24,552 by full recourse promissory notes due on September 1, 1999 which bear interest at 6% per annum. Those notes are collateralized by a pledge of the Company's stock owned by the President, require partial repayments in the event that the President earns an incentive bonus in 1996, 1997 or 1998, and accelerate if the President ceases to be employed by the Company.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     In 1995, a wholly-owned subsidiary of CHI, as a participant in the Right Offering, purchased 4,138 shares of preferred stock for a cash price of $206,900 ($50 per share).

                                     MANAGEMENT ADVISORY AGREEMENT

                                     The Company has a management advisory
                                     agreement with CHI. CHI agreed to provide accounting, legal and other services for the Company through November 1996. CHI's compensation for those services is $125 per hour, together with reimbursement of out-of-pocket expenses, for actual time devoted to assisting the Company. The terms of the agreement also provide for CHI to make its senior management available, at the Company's request, for advisory and consulting services through November 1, 1998. CHI is also entitled to a monthly fee of $10,000 for 36 months commencing after the Company achieves and continues to be profitable on a monthly basis. The agreement provides for the Company's payment of a market rate fee to CHI if CHI successfully arranges additional indebtedness for the Company. For the three months ended March 31, 1996 and the year ended December 31, 1995, CHI charged the Company $64,800 and $249,200, respectively, in hourly management fees and reimbursement of out-of-pocket expenses. During 1995 CHI charged the Company $111,280 and $75,000 as fees for negotiating increases to the Company's Revolving Credit Agreement and its Subordinated Debt.

                                     In August 1995, the Company entered into an advisory agreement, which expires in four years, with EQ Corporation, a shareholder of the Company, pursuant to which EQ Corporation will provide certain financial advisory services to the Company. The terms of the agreement required the Company to prepay all fees, which amounted to approximately $149,000, upon execution of the agreement. Such amount has been included in other assets and will be amortized to expense over the term of the agreement.

                       [DELOITTE & TOUCHE LLP LETTERHEAD]



INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Dealers Alliance Credit Corp.:

We have audited the accompanying statements of financial condition of Dealers Alliance Credit Corp. as of December 31, 1994 and 1993, and the related statements of operations, shareholders' deficit, and cash flows for the year ended December 31, 1994 and the period from July 16, 1993 (date of incorporation) to December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dealers Alliance Credit Corp. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the year ended December 31, 1994 and the period from July 16, 1993 (date of incorporation) to December 31, 1993 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP



February 17, 1995

DEALERS ALLIANCE CREDIT CORP.

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1994 AND 1993
- --------------------------------------------------------------------------------


ASSETS                                                 1994           1993
Net finance receivables                            $ 3,629,717     $    -
Allowance for credit losses                           (598,120)         -
                                                   -----------     -----------
    Net receivables                                  3,031,597          -

Cash and cash equivalents                              972,473       3,026,389
Repossessed collateral                                  58,063          -
Furniture and equipment, net                           131,411          -
Other assets                                            67,158         131,507
                                                   -----------     -----------
                                                   $ 4,260,702     $ 3,157,896
                                                   ===========     ===========

LIABILITIES AND COMMON SHAREHOLDERS' DEFICIT

Accounts payable and accrued expenses              $   166,271     $   127,265
Due to related party                                    11,857         148,165
                                                   -----------     -----------
    Total liabilities                                  178,128         275,430

Series A Convertible Preferred Stock,
 $0.01 par value; 200,000 shares authorized,
 112,363 and 66,000 shares issued and
 outstanding at December 31, 1994 and
 1993, respectively                                  5,433,967       3,120,000

Common Shareholders' Deficit:
 Common stock, $0.01 par value; 250,000
  shares authorized, 9,402 and 6,302 shares
  issued and outstanding at December 31, 1994
  and 1993, respectively                                    94              63
 Additional paid-in capital                            330,574         299,962
 Note receivable from shareholder                      (25,000)        (59,987)
 Accumulated deficit                                (1,657,061)       (477,572)
                                                   -----------     -----------
    Total common shareholders' deficit              (1,351,393)       (237,534)
                                                   -----------     -----------
                                                   $ 4,260,702     $ 3,157,896
                                                   ===========     ===========




See notes to financial statements.

DEALERS ALLIANCE CREDIT CORP.

STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1994 AND PERIOD FROM JULY 16, 1993
(DATE OF INCORPORATION) TO DECEMBER 31, 1993
- -------------------------------------------------------------------------------

                                                   1994            1993
REVENUES:
 Interest income:
  Finance contracts                             $   428,450     $      -
  Other                                              81,411         5,794
 Ancillary and other operating income                11,501            -
                                                -----------     ---------

    Total revenues                                  521,362         5,794

INTEREST EXPENSE                                    119,787            -
                                                -----------     ---------
NET INTEREST INCOME                                 401,575         5,794
                                                -----------     ---------
OPERATING EXPENSES:
  Employee compensation and related expenses        864,183        42,218
  Other                                             716,881       441,148
                                                -----------     ---------
    Total expenses                                1,581,064       483,366
                                                -----------     ---------
NET LOSS                                        $(1,179,489)    $(477,572)
                                                ===========     =========





See notes to financial statements.

DEALERS ALLIANCE CREDIT CORP.

STATEMENTS OF COMMON SHAREHOLDERS' DEFICIT
YEAR ENDED DECEMBER 31, 1994 AND PERIOD FROM JULY 16, 1993
(DATE OF INCORPORATION) TO DECEMBER 31, 1993
- -----------------------------------------------------------------------

                                                                          NOTE
                                  COMMON STOCK          ADDITIONAL     RECEIVABLE                               TOTAL COMMON
                               -------------------       PAID-IN          FROM       ACCUMULATED   TREASURY     SHAREHOLDERS'
                                SHARES      AMOUNT       CAPITAL      SHAREHOLDER      DEFICIT       STOCK        DEFICIT

BALANCE, JULY 16, 1993            -         $  -         $    -         $     -     $      -       $     -     $     -
  Issuance of common stock      6,302          63         299,962        (59,987)          -             -         240,038
  Net loss                        -            -              -               -        (477,572)         -        (477,572)
                                -----       -----       ---------       --------       --------      ------       --------
BALANCE, DECEMBER 31, 1993      6,302          63         299,962        (59,987)      (477,572)         -        (237,534)

  Repayment of note receivable
   from shareholder               -            -              -           29,987           -             -          29,987
  Repurchase of common stock
   for treasury stock          (1,260)         -              -           30,000           -        (61,210)       (31,210)
  Issuance of shares from
   treasury stock               1,000          -            1,421        (25,000)          -         48,579         25,000
  Treasury stock retired          -            (3)        (12,628)            -            -         12,631            -
  Issuance of common stock      3,360          34         159,969             -            -             -         160,003
  Preferred stock dividend        -            -         (118,150)            -            -             -        (118,150)
  Net loss                        -            -              -               -      (1,179,489)         -      (1,179,489)
                                -----       -----        --------       --------    -----------    --------    -----------
BALANCE, DECEMBER 31, 1994      9,402       $  94        $330,574       $(25,000)   $(1,657,061)   $     -     $(1,351,393)
                                =====       =====        ========       ========    ===========    ========    ===========




See notes to financial statements.

DEALERS ALLIANCE CREDIT CORP.

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1994 AND PERIOD FROM JULY 16, 1993
(DATE OF INCORPORATION) TO DECEMBER 31, 1993
- --------------------------------------------------------------------------------

                                                        1994               1993
OPERATING ACTIVITIES:
 Interest income received - finance contracts          $   291,197        $    -
 Interest income - short-term investments                   87,205             -
 Ancillary and other operating receipts                      5,533
 Payments for borrowing fees                               (36,889)         (100,000)
 Payments for operating expenses                        (1,683,453)         (233,649)
                                                       -----------        ----------

    Net cash used in operating activities               (1,336,407)         (333,649)

INVESTING ACTIVITIES:
 Purchases of finance contracts                         (3,316,689)            -
 Principal payments received on finance contracts          374,836             -
 Purchases of furniture and equipment                     (156,463)            -
                                                       -----------        ----------

    Net cash used in investing activities               (3,098,316)            -

FINANCING ACTIVITIES:
 Purchase of treasury stock                                (30,000)            -
 Proceeds from issuance of common stock                    185,003           240,038
 Proceeds from issuance of preferred stock, net          2,195,817         3,120,000
 Repayment of note receivable from shareholder              29,987             -
                                                       -----------        ----------

    Net cash provided by financing activities            2,380,807         3,360,038
                                                       -----------        ----------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                   (2,053,916)        3,026,389

CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD                                               3,026,389             -
                                                       -----------        ----------


CASH AND CASH EQUIVALENTS, END
 OF PERIOD                                             $   972,473        $3,026,389
                                                       ===========        ==========

RECONCILIATION OF NET LOSS TO NET
 CASH USED IN OPERATING ACTIVITIES:
 Net loss                                              $(1,179,489)       $ (477,572)
 Depreciation and amortization:
  Furniture and equipment                                   25,051             -
  Contract acquisition discount income                    (158,331)            -
  Ancillary income                                          (5,969)            -
  Contract acquisition costs                                21,078             -
 Decrease (increase) in other assets                        58,555          (131,507)
 Increase in accounts payable and accrued expenses          39,006           127,265
 Increase (decrease) in due to related party              (136,308)          148,165
                                                       -----------        ----------

NET CASH USED IN OPERATING ACTIVITIES                  $(1,336,407)       $ (333,649)
                                                       ===========        ==========

See notes to financial statements.

DEALERS ALLIANCE CREDIT CORP.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994 AND PERIOD FROM JULY 16, 1993
(DATE OF INCORPORATION) TO DECEMBER 31, 1993
- -------------------------------------------------------------------------------

1.      BUSINESS DESCRIPTION

        Dealers Alliance Credit Corp. (the "Company") was incorporated in the state of Delaware on July 16, 1993, and operates from leased office space in Atlanta, Georgia. The Company is a finance company specializing in purchasing and servicing sub-prime automobile installment sales contracts ("finance contracts"), originated by automobile dealers and secured by the purchased automobiles. The Company began operations on December 1, 1993. As of December 31, 1994, the Company had purchased finance contracts from dealers located in seven southeastern states.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nonrefundable Contract Acquisition Discount - Generally, finance contracts are purchased from dealers at nonrefundable contract acquisition discounts from the principal amounts financed by the borrowers, "Dealer Discount." The amount of this Dealer Discount, which includes both credit and yield enhancement, is negotiated by the Company with the dealer.

        When a finance contract is purchased, the Company allocates to the allowance for credit losses the portion of the Dealer Discount deemed necessary to absorb estimated future credit losses for the finance contract portfolio. Any remaining amount is deferred as unearned contract acquisition discount and is amortized to interest income using the interest method over the term of the finance contract. When a specific finance contract is determined to be uncollectible, any unearned contract acquisition discount related to that contract is offset against the unpaid contract balance prior to charging the allowance for credit losses.

        Revenue Recognition - Each finance contract requires the borrower to make monthly payments over a fixed term. The difference between the total amount of contractual payments and the principal amount financed represents unearned finance charges. Unearned finance charges are amortized and recorded as interest income using the interest method over the term and at the interest rate stated in the finance contract. When a finance contract becomes 61 or more days past due, income recognition is suspended until the contractual aging is restored to a current status.

        The Company receives commissions from the sale of warranty contracts. Those commissions are deferred and recorded as unearned ancillary income and amortized to revenue using the sum-of-the-digits method, which approximates the results of the interest method, over the terms of the underlying warranty contracts.

        Other operating income, which includes late charges and extension fees charged to customers, is recognized as collected.

        Allowance for Credit Losses - Allowance for credit losses is established through an allocation of the Dealer Discount based upon management's estimate of future credit losses. Management believes that the allowance for credit losses and the related unearned contract acquisition discounts are adequate to absorb potential losses in the portfolio. Management evaluates the adequacy of the allowance for credit losses by reviewing credit loss experience, delinquencies, the value of the underlying collateral and general economic conditions.

        If necessary, a provision for credit losses will be charged against earnings to maintain the allowance for credit losses at an amount management believes necessary to absorb potential losses in the finance contract portfolio. Through December 31, 1994, the allocations of Dealer Discounts to the allowance for credit losses together with unearned contract acquisition discounts have been adequate to absorb all estimated credit losses. Accordingly, no provision for credit losses has been required.

        A finance contract is charged to the allowance for credit losses at the earliest of the month in which the related collateral is repossessed, the finance contract is six months or more past due, or the finance contract is otherwise deemed to be uncollectible.

        Repossessed Collateral - Repossessed collateral is recorded at its estimated net realizable value. The Company commences repossession against collateral when it determines that other collection efforts are not likely to be successful. Usually repossession occurs before a borrower has defaulted on two consecutive monthly payments. Upon repossession, the net amount due under a finance contract is reduced to the estimated net realizable value of the collateral through a charge to the related unearned contract acquisition discount with any remaining amount charged to the allowance for credit losses.

        Deferred Contract Acquisition Costs - The Company defers costs directly associated with the acquisition of finance contracts and amortizes such costs using the interest method as a reduction of interest income over the term of finance contracts.

        Cash and Cash Equivalents - Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

        Furniture and Equipment - Furniture and equipment are recorded at cost and are depreciated over their estimated useful lives, ranging from 4 to 6 years, using the straight-line method. Accumulated depreciation at December 31, 1994 was $25,051.

        Revolving Credit Facility Fees - Commitment and facility fees and expenses are paid to the Company's lender in accordance with the provisions of the Company's revolving credit facility. Those deferred costs are included in other assets and amortized to interest expense over the term of the facility.

        Income Taxes - The Company records income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred taxes are recorded based upon temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company incurred net operating losses in 1994 and 1993 and, accordingly, no provision for income taxes was made for the year ended December 31, 1994 and the period from July 16, 1993 (date of incorporation) to December 31, 1993.

        Postretirement and Postemployment Benefits - The Company does not offer postretirement or postemployment benefits to its employees. Accordingly, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," have no effect upon the Company's financial position or results of operations.

3. FINANCE RECEIVABLES

   Generally, the Company's finance contracts have terms of 12 to 36 months. The net finance receivables balance consisted of the following at December 31, 1994:

     Contractual payments due                                      $ 5,492,830
     Unearned finance charges                                       (1,433,492)
                                                                   -----------
        Total finance receivables                                    4,059,338
     Unearned contract acquisition discount                           (507,783)
     Unearned ancillary income                                         (11,741)
     Deferred contract acquisition costs, net                           89,903
                                                                   -----------

         Net finance receivables                                   $ 3,629,717
                                                                   ===========

   At December 31, 1994 contractual payments due under finance contracts are scheduled to be received as follows:

     YEAR ENDING DECEMBER 31,

         1995                                                       $2,342,707
         1996                                                        2,096,651
         1997                                                        1,049,816
         1998                                                            3,656
                                                                    ----------

         Total                                                      $5,492,830
                                                                    ==========

   The Company's experience has shown that some payments will be received prior to contractual due dates.

   When a finance contract is determined to be uncollectible, the unpaid account balance due is reduced by the net realizable value of the repossessed collateral and any remaining unearned contract acquisition discount. The net amount remaining, if any, is charged to the allowance for credit losses. Activity in the unearned contract acquisition discount and allowance for credit losses accounts for the year ended December 31, 1994, was as follows:

                                                 UNEARNED           ALLOWANCE
                                                 CONTRACT              FOR
                                                ACQUISITION          CREDIT
                                                 DISCOUNT            LOSSES
     Balance - beginning of year                 $       -          $       -
     Discounts negotiated                          703,422            747,441
     Amortized to interest income                 (158,331)                 -
     Charge-offs, net                              (37,308)          (149,321)
                                                 ---------          ---------

     Balance - end of year                       $ 507,783          $ 598,120
                                                 =========          =========

4.      REVOLVING CREDIT FACILITY

        The Company has an $8 million revolving credit facility with a bank ("Facility"), which expires on December 31, 1995. Borrowings are secured by substantially all of the Company's assets. During 1994, the Company's operations did not require advances under the Facility. Interest on the borrowings under the Facility is payable monthly based upon the referenced prime rate, which was 8.5% at December 31, 1994, plus 2% per annum. Interest expense, which consisted solely of commitment and facility fees and expenses, for the year ended December 31, 1994 was $119,787. The Facility requires the Company to maintain specified financial ratios and to comply with other covenants.

        In January 1995, the Company acquired an option, exercisable on or before December 31, 1995, to purchase a contract which would provide interest rate protection during 1996 and 1997 on various notional amounts up to $15 million. The option is held for purposes other than trading. If the Company exercised its option and if the contract's referenced interest rate exceeds 12% during 1996 and 1997, then the Company would receive a payment computed using the rate differential multiplied by the applicable notional amount for that period. The contract exposes the Company to credit risk through counterparty nonperformance which risk is mitigated by the counterparty's financial condition. The Company would not require collateral or other security to support financial instruments with off-balance sheet credit risk.

5.      INCOME TAXES

        Net operating loss carryovers, which aggregate approximately $1,255,000, are available to reduce future federal and state income taxes and expire in 2008 and 2009.

        Deferred tax asset reflects the net tax effect of temporary differences between the financial reporting bases of assets and liabilities and the amounts applicable for income tax purposes. The Company's net deferred tax asset at December 31, 1994 and 1993 was:

                                                    1994              1993
        Deferred tax asset:
         Preoperating expenses                 $ 116,000          $ 145,000
         Allowance for credit losses              34,000
         Net operating loss carryover            477,000             36,000
                                                --------          ---------
                                                 627,000            181,000
         Less valuation allowance               (627,000)          (181,000)
                                               ---------          ---------
            Net deferred tax asset             $     -            $     -
                                               =========          =========

6.      LEASES AND OTHER COMMITMENTS

        Office Lease - The Company rents its office under a noncancellable lease agreement with an initial term of four years. The lease requires the Company to reimburse the landlord for increases over the base year amounts for certain expenses, such as real estate taxes, utilities, and maintenance. Some of the Company's office equipment is subject to operating leases. The aggregate rental expense for the office and equipment leases was $41,429 for the year ended December 31, 1994 and $5,984 for the period from July 16, 1993 (date of incorporation) to December 31, 1993.

        Data Processing Agreement - The Company entered into a five-year contract, which expires in May 1999, to receive data processing services. The contract requires minimum monthly servicing fees.

        At December 31, 1994, future minimum payments for noncancellable leases and data processing services were as follows:


                                                                      DATA
        YEAR ENDING DECEMBER 31:                  LEASES           PROCESSING
           1995                                 $ 41,756            $117,500
           1996                                   41,239             218,000
           1997                                   38,655             184,000
           1998                                       -              180,000
           1999                                       -               75,000
                                                --------            --------
               Total                            $121,650            $774,500
                                                ========            ========

        Employment Agreements - The Company has employment agreements with certain key officers which provide for aggregate base annual compensation of $426,500 plus bonuses based on certain operating performance goals in 1995. The agreements expire on various dates through December 31, 1995 and may be extended by mutual agreement. Additionally, the agreements require termination payments in the event of the employee's involuntary termination. At December 31, 1994, the aggregate amount of the contingent termination obligation was $196,375.

7.      SERIES A CONVERTIBLE PREFERRED STOCK

        The Company has authorized 200,000 shares of Series A Convertible Preferred Stock ("Preferred Stock"), par value $.01 per share. In December 1993, the Company received commitments to buy 110,000 shares (gross proceeds of $5.5 million) of its Preferred Stock, 60% of which was purchased in December 1993 with the remaining 40% purchased in September 1994. The December closing resulted in the issuance of 66,000 shares of Preferred Stock with proceeds, net of offering costs, of approximately $3,120,000. The September closing resulted in the issuance of 44,000 shares of Preferred Stock, with net proceeds of approximately $2,196,000. Holders of the Preferred Stock are entitled to an annual stock dividend of 3% on December 30 of each year. Additionally, for financial reporting purposes, the Preferred Stock is accreted to the greater of the Common Stock's per share fair market value or its liquidation preference ($50 per share). Management believes the fair market value of its Common Stock was $50 per share at December 31, 1994. A stock dividend of 2,363 shares was declared for holders of record as of December 31, 1994. For financial accounting purposes, that dividend was valued at $50 per share, or $118,500 and was charged to additional paid-in capital.

        Each share of Preferred Stock may be converted into one share of Common Stock at any time at the option of the holder. Conversion into Common Stock is mandatory in the event of a qualified initial public offering ("IPO") of the Company's Common Stock.

        If an IPO does not occur before December 1, 1998, each holder of Preferred Stock may require the Company to redeem its Preferred Stock at the greater of the Common Stock's per share fair market value or its liquidation preference. Redemption is mandatory on November 30, 1999 at the greater of the Common Stock's per share fair market value on September 1, 1999 or its liquidation preference. The liquidation preference aggregated $5,618,150 at December 31, 1994.

        Holders of Preferred Stock are entitled to one vote per share on all shareholder matters. The Company's Shareholders' Agreement provides that all shareholders vote for a seven-member Board of Directors comprised of four nominees of the majority Common Stockholder (see Related Party Transactions), one nominee of a specified Preferred Stockholder group, and two nominees of the stockholders other than the majority Common Stockholder.

        The Preferred Stock ranks senior to the Common Stock with respect to dividends and liquidation rights.

8.      COMMON STOCK

        On December 1, 1993, the Company received commitments to buy 10,500 shares (gross proceeds of $500,000) of its Common Stock (see Related Party Transactions) of which 60% were purchased in December 1993, with the remaining 40% purchased at a second closing which occurred in September 1994. The December closing resulted in the issuance of 6,300 shares of Common Stock, with the Company receiving cash of $240,038 and a note receivable in the amount of $59,987. In September 1994, the Company received cash of $160,003 for purchase of the remaining committed shares of Common Stock.

        The provisions of the Facility prohibit the payment of dividends in cash or property, other than stock dividends on the Preferred Stock.

9.      COMMON STOCK OPTIONS

        At December 31, 1994, the Company had outstanding options to acquire shares of the Company's Common Stock, as follows:

                                     DATE      NUMBER
                                      OF         OF      EXERCISE    EXERCISE
        OPTION HOLDER                GRANT     SHARES      PRICE     CONDITION
        Chicago Holdings, Inc.       1993      10,000       $50         (a)
        Chicago Holdings, Inc.       1993      10,000     Various       (b)
        Management                   1994      17,500       $50         (c)
        Member of the Board
         of Directors                1993       2,000       $50       Expires
                                                                      December,
                                                                      2003

        (a) Chicago Holdings, Inc. ("CHI") (see Related Party Transactions), has options to acquire 10,000 shares of the Company's Common Stock at $50 per share. Those options are exercisable after the second, third, and fourth years of the Company's operations if certain financial goals are achieved. Those options expire in December 2003.

        (b) CHI also has vested options, which expire in December 2003, to acquire an additional 10,000 shares of the Company's Common Stock. The exercise prices per share of those options are: $75 during 1994, $100 during 1995 and 1996, $150 during 1997, and
                $200 thereafter through December 2003.

        (c) Management's options to acquire 17,500 shares of the Company's Common Stock at $50 per share are exercisable after the second and third years of the Company's operations if financial goals are achieved.

10.     RELATED PARTY TRANSACTIONS

        Common Stock Transactions - Approximately 89.4% (8,401 shares) of the Company's outstanding Common Stock is owned by a wholly owned subsidiary of CHI, a founder of the Company. The remaining outstanding shares of Common Stock are owned by the Company's President and its Chairman. CHI's subsidiary purchased one founding share, 5,040 shares of the Company's Common Stock in the December 1993 closing for $240,005, and 3,360 shares in the September 1994 closing for $160,003.

        Approximately $60,000 of the $300,000 proceeds from the issuance of the Company's Common Stock in December 1993 was paid with a 6% note due from the Company's former President. The note was due in two installments ($29,987 on January 17, 1994 and $30,000 on December 1, 1998).

        In connection with the resignation of the Company's former President during June 1994, the following were consummated: (i) consulting services of the former President were retained through the end of 1994 for a fee of $75,000, (ii) his stock options were terminated, (iii) his commitment to acquire additional shares of Common Stock was terminated, and (iv) his 1,260 shares of the Common Stock were purchased by the Company, as treasury stock, in exchange for the original purchase price of $61,210 ($30,000 of cash and the cancellation the above promissory note).

        In September 1994, the Company's new President purchased 1,000 shares of treasury Common Stock for $50 per share, payable $25,000 in cash and $25,000 by a five-year promissory note which bears interest at 6% per annum.

        Management Advisory Agreement - The Company has a management advisory agreement with CHI. CHI agreed to provide accounting, legal, and other services for an initial term expiring on November 30, 1996. CHI's compensation for services performed under the agreement is (i) $125 per hour, together with reimbursement of out-of-pocket expenses, for actual time devoted to the Company's business, (ii) a transaction structuring fee of $120,000 (which was paid during 1994), and (iii) a monthly fee of $10,000 for 36 months commencing after the Company achieves and continues to be profitable on a monthly basis. The agreement provides for the Company's payment of a market rate fee to CHI if CHI successfully arranges additional indebtedness for the Company. During 1994 and 1993, CHI charged the Company $125,875 and $23,875, respectively, in hourly management fees and $26,806 and $390,815, respectively, for reimbursement of out-of-pocket expenses.

11.     IMPACT OF NEW ACCOUNTING STANDARDS

        The Company expects to adopt SFAS No. 107, "Disclosure About Fair Value Of Financial Instruments," in 1995. Since SFAS No. 107 requires disclosures only as to the fair value of financial instruments, the adoption of SFAS No. 107 will have no effect on the Company's financial position or results of operations.

12.     SUBSEQUENT EVENT

        On January 25, 1995, the Company's Board of Directors approved an offering of 60,000 shares of Preferred Stock at $50 per share (gross proceeds of $3,000,000) to current holders of the Company's Preferred and Common Stock. The terms of the offering provide for two closings with proceeds of $1.5 million to be derived from the initial closing.

                         DEALERS ALLIANCE CREDIT CORP.
                        STATEMENT OF FINANCIAL CONDITION
                                 JUNE 30, 1996
                                  (UNAUDITED)

ASSETS:                                                                                                    June 30, 1996
- ------                                                                                                     -------------

Gross finance receivables                                                                                   $ 34,947,444
Unearned finance charges                                                                                      (8,092,739)
                                                                                                            ------------
Net finance receivables                                                                                       26,854,705
Unearned ancillary income                                                                                        (50,578)
                                                                                                            ------------
Net finance receivables after ancillary                                                                       26,804,127
Allowance for credit losses                                                                                   (7,502,390)
Deferred acquisition costs, net                                                                                  142,816
                                                                                                            ------------
                                                                                                              19,444,553

Cash and cash equivalents                                                                                        687,806
Repossessed collateral                                                                                           603,512
Furniture and equipment, net                                                                                     233,332
Prepaid rent, net                                                                                                200,243
Subordinated debt issuance costs, net                                                                            280,589
Other assets, net                                                                                                323,007
                                                                                                            ------------
                                                                                                            $ 21,773,042
                                                                                                            ============

LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT:
- --------------------------------------------

Revolving credit agreement advances                                                                         $ 18,000,000
Accounts payable and accrued expenses                                                                            671,331
Due to related party                                                                                               8,017
Senior subordinated notes payable, net                                                                         3,513,598
                                                                                                            ------------
    Total liabilities                                                                                       $ 22,192,946
                                                                                                            ------------

Warrants                                                                                                         563,767
Redeemable Series A Convertible Preferred Stock, $0.01 par value;
    200,000 shares authorized, 176,746 issued and outstanding                                                  8,787,972

Common stockholders' deficit:
    Common stock, $0.01 par value; 250,000 shares
         authorized, 9,402 shares issued and outstanding                                                              94
    Additional paid-in capital                                                                                         0
    Note receivable from stockholder                                                                             (25,000)
    Accumulated deficit                                                                                       (9,746,737)
                                                                                                            ------------

         Total common stockholders' deficit                                                                   (9,771,643)
                                                                                                            ------------
                                                                                                            $ 21,773,042
                                                                                                            ============

                         DEALERS ALLIANCE CREDIT CORP.
                            STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                                                                           Six Months Ended
                                                                                                            June 30, 1996
                                                                                                          -----------------
Revenues:
    Interest income on finance contracts                                                                     $ 3,628,051
    Ancillary income                                                                                              99,537
    Late charges and other income                                                                                139,647
                                                                                                             -----------
    Total finance revenues                                                                                     3,867,235
    Amortization of deferred contract acquisition costs                                                         (138,813)
                                                                                                             -----------
    Net finance revenues                                                                                       3,728,422
    Interest expense, net                                                                                     (1,428,357)
                                                                                                             -----------

    Net finance income                                                                                         2,300,065
                                                                                                             -----------

Operating expenses:
                                                                                                               2,690,496
                                                                                                             -----------

Net loss                                                                                                     $  (390,431)
                                                                                                             ===========

                         DEALERS ALLIANCE CREDIT CORP.
                            STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)


                                                                                                           Six Months Ended
                                                                                                             June 30, 1996
                                                                                                           -----------------
Operating activities
    Net loss                                                                                                $   (390,431)
    Adjustments:
         Provision for credit losses                                                                                  --
         Depreciation and amortization                                                                            41,956
         Amortization of debt discount and organization fees                                                     204,099
         Compensatory stock options issued to related party                                                           --
         Changes in assets and liabilities:
             Repossessed collateral                                                                              (33,633)
             Other assets                                                                                        235,742
             Accounts payable and accrued expenses                                                              (330,484)
             Due to related party                                                                                (52,094)
                                                                                                            ------------

Cash provided by (used in) operating activities                                                                 (325,491)
                                                                                                            ------------

Investing activities
    Purchases of installment contracts receivable                                                             (6,145,407)
    Payments received on installment contracts receivable                                                      5,721,516
    Purchases of equipment                                                                                       (41,995)
    Proceeds from sales of assets                                                                                  3,505
                                                                                                            ------------

Cash used in investing activities                                                                               (462,381)
                                                                                                            ------------

Financing activities
    Revolving credit agreement advances                                                                        1,150,000
                                                                                                            ------------

Cash provided by financing activities                                                                          1,150,000
                                                                                                            ------------

Net increase (decrease) in cash and cash equivalents                                                             362,128

Cash and cash equivalents at beginning of period                                                                 325,678
                                                                                                            ------------

Cash and cash equivalents at end of period                                                                  $    687,806
                                                                                                            ============


         (B)     PRO FORMA FINANCIAL INFORMATION.

         The following condensed consolidated financial statements of the Company and its subsidiaries set forth unaudited condensed consolidated balance sheets as of June 30, 1996 and unaudited condensed consolidated statements of operations for the six-month transition period ended March 31, 1996 and the three month period ended June 30, 1996, on an actual historical basis and on a pro forma adjusted basis to give effect to the purchase of DACC's assets, the assumption of certain of DACC's liabilities, the issuance by the Company of Common Stock, Series B Preferred Stock and warrants, and the assumption and restructuring of DACC's revolving credit agreement in connection therewith.

                  SEARCH CAPITAL GROUP, INC. AND SUBSIDIARIES

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                           JUNE 30, 1996 (UNAUDITED)
                                 (IN THOUSANDS)


                                                   Historical        Adjustments  (a)         Pro Forma
                                                   ----------        ----------------         ---------
ASSETS
- ------
Gross contracts receivable                        $  30,344             $   34,947            $  65,291
Unearned interest                                    (5,621)                (8,143)  (b)        (13,764)
                                                  ---------             ----------            ---------
Net contracts receivable                             24,723                 26,804               51,527
Allowance for credit losses                         (10,506)               (12,502)             (23,008)
Net loan origination costs                              274                     --                  274
                                                  ---------             ----------            ---------
         Net contracts receivable - after            14,491                 14,302               28,793
                                                  ---------             ----------            ---------
         allowance for credit losses and
         other costs

Cash and cash equivalents                            20,871                    531  (e)          21,402
Vehicles held for resale                                356                    604                  960
Property and equipment, net                             988                    233                1,221
Other assets, net                                       210                    200                  410
Goodwill                                                 --                 11,158  (d)          11,158
                                                  ---------             ----------            ---------
         Total assets                             $  36,916             $   27,038            $  63,944
                                                  =========             ==========            =========


LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------

Lines of credit                                          --                 18,000               18,000
Accrued settlements                                     500                     --                  500
Dividends payable                                     1,610                     --                1,610
Accounts payable and other liabilities                2,477                    671                3,148
                                                  ---------             ----------            ---------
         Total liabilities                            4,587                 18,671               23,258
                                                  ---------             ----------            ---------

Stockholders' Equity
- --------------------
Preferred stock                                         175                     26  (c)             201
Common stock                                            302                     13  (c)             315
Additional paid-in capital                           86,532                  8,318  (c)          94,850
Accumulated deficit                                 (53,530)                    --              (53,530)
Treasury stock                                       (1,150)                    --               (1,150)
                                                  ---------             ----------            ---------
         Total stockholders' equity                  32,329                  8,357               40,686
                                                  ---------             ----------            ---------

Total liabilities and stockholders' equity        $  36,916             $   27,028            $  63,944
                                                  =========             ==========            =========

     See accompanying notes to pro forma condensed consolidated financial statements.

                  SEARCH CAPITAL GROUP, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE SIX MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                             Six Months Ended
                                              March 31, 1996        Adjustments  (f)         Pro Forma
                                             -----------------      ----------------        -----------
Interest revenue                              $      3,541           $      3,554             $   7,095
Interest expense                                    (1,306)                  (813) (g)           (2,119)
                                              ------------           ------------             ---------
Net interest income (loss)                           2,235                  2,741                 4,976
Provision for credit losses                         (4,982)                    -- (h)            (4,982)
                                              ------------           ------------             ---------
Net interest income (loss) after provision for
 credit losses                                      (2,747)                 2,741                    (6)
                                              ------------           ------------             ---------

General and administrative expense                  (8,098)                (1,700) (i)           (9,798)
Goodwill amortization                                   --                   (372) (j)             (372)
Settlement expense                                    (535)                    --                  (535)
                                              ------------           ------------             ---------

Income (loss) before extraordinary item            (11,380)                   669               (10,711)
Extraordinary gain on discharge of debt              8,709                     --                 8,709
                                              ------------           ------------             ---------
Net income (loss)                                   (2,671)                   669                (2,002)

Preferred stock dividends                             (327)                  (402) (k)             (729)
                                              ------------           ------------             ---------

Net income (loss) attributable to common
 stockholders                                 $     (2,998)          $        267             $  (2,731)
                                              ============           ============             =========

Common stock dividends                        $          0           $          0             $       0
                                              ============           ============             =========

Income (loss) per common share before
 extraordinary item                           $      (1.12)          $       0.21             $   (0.97)
Gain on extraordinary item                            0.83                     --                  0.74
                                              ------------           ------------             ---------
Income (loss) per common share                $      (0.29)          $       0.21             $   (0.23)
                                              =============          ============             =========

Weighted average number of common
shares outstanding                                  10,447                  1,277 (l)            11,724
                                              ============           ============             =========


     See accompanying notes to pro forma condensed consolidated financial statements.

                  SEARCH CAPITAL GROUP, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE THREE MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                              Three Months Ended
                                                 June 30, 1996       Adjustments  (e)             Pro Forma
                                              ------------------   ----------------              -----------
Interest revenue                                $      1,659         $     1,777                 $     3,436
Interest expense                                          --                (407)(g)                    (407)
                                                ------------         -----------                 -----------
Net interest income (loss)                             1,659               1,370                       3,029
Recovery of (provision for) credit losses              1,382                  -- (h)                   1,382
                                                ------------         -----------                 -----------
Net interest income (loss) after provision for         3,041               1,370                       4,411
                                                ------------         -----------                 -----------
 credit losses

General and administrative expense                    (2,528)               (850)(i)                  (3,378)
Goodwill amortization                                     --                (186)(j)                    (186)
                                                ------------         -----------                 -----------

Net income (loss) before dividends                       513                 334                         847
                                                ------------         -----------                 -----------

Preferred stock dividends                             (1,404)               (201)(k)                  (1,605)
                                                ------------         -----------                 -----------

Net income (loss) attributable to common        $       (891)        $       133                 $      (758)
                                                ============         ===========                 ===========
 stockholders

Common stock dividends                          $          0         $         0                 $         0
                                                ============         ===========                 ===========

Income (loss) per common share                  $       (.03)        $      0.10                 $       .03
                                                ============         ===========                 ===========

Weighted average number of common
shares outstanding                                    26,628               1,277(l)                   27,905
                                                ============         ===========                 ===========


     See accompanying notes to pro forma condensed consolidated financial statements.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)



(a) Represents the assets purchased and liabilities assumed from DACC, as though the transaction had occurred on June 30, 1996. Except as otherwise noted, each line item adjustment is taken directly from a corresponding line item in the Statement of Financial Condition for DACC as of June 30, 1996. Excluded from the adjustments are the following line items from DACC's balance sheet which represent either liabilities not assumed or assets that have no value to the Company:

                 Subordinate debt issue costs                     $  280,589
                 Other assets                                        323,008
                 Due to related party                                  8,017
                 Senior subordinated notes payable, net            3,513,598
                 Warrants                                            563,767
                 Redeemable Series A preferred stock               8,787,972

(b) Represents unearned finance charges of $(8,092,739) plus unearned ancillary income of $(50,578).

(c) Represents the issuance of 2,554,060 shares of $0.01 par value Series B Preferred Stock valued at $2.54 per share, 1,277,030 shares of $0.01 par value Common Stock valued at $1.06 per share and 1,277,030 warrants to purchase Common Stock valued at $0.41 per warrant.

(d) Goodwill is derived from the total value of issued stock less the net assets (assets less liabilities) acquired from DACC:

                                                   As of June 30, 1996
                                                   -------------------

                 Total assets                          $ 15,870,000
                 Goodwill                                11,158,000
                                                       ------------
                                                       $ 27,028,000
                                                       ============

                 Total liabilities                     $ 18,671,000
                 Stockholders' equity                     8,357,000
                                                       ------------
                                                       $ 27,028,000
                                                       ============


(e) Represents DACC's cash and cash equivalents at June 30, 1996 of $687,806 net of $157,000 of cash retained by DACC to pay certain obligations and transaction expenses.

(f) Represents the revenues and expenses attributable to the assets purchased and liabilities assumed from DACC as though the transaction had occurred on October 1, 1995. Except as otherwise noted, each line item is the sum of (x) the corresponding line item in the audited Statement of Operations of DACC for the three months ended March 31, 1996 plus (y) an estimate of the line item for the fourth quarter of 1995 derived from the corresponding line item in DACC's audited Statement of Operations for the year ended December 31, 1995.

(g) Represents interest on DACC's revolving credit agreement and excludes interest on senior subordinated notes payable which the Company did not assume.

(h) Assumes sufficient provisions for credit losses at the time of the Company's acquisition.

(i) Represents estimated general and administrative expenses after taking into account a reduction of operations at DACC's facilities. Without reduction, these expenses would have been $2,788,000 for the six months ended

                 March 31, 1996. Reduction in personnel, occupancy, consulting, professional and data processing expenses have been and will be made. Additionally, non-recurring costs have been eliminated.

(j)              Represents amortization of goodwill over 180-month period.

(k) Represents six or three months, as the case may be, of dividends at a rate of $0.315 per annum per share on 2,554,060 new shares of Series B Preferred Stock issued in the acquisition from DACC.

(l) Represents number of new shares of Common Stock issued in the acquisition from DACC.

         (C)     EXHIBITS.

Exhibit No.      Description
- -----------      -----------

    2.1 Asset Acquisition Agreement among Search Capital Group, Inc., Search Funding IV, Inc. and Dealers Alliance Credit Corp. dated as of August 2, 1996

    2.2 Sub-Debt Acquisition Agreement among Search Capital Group, Inc., Search Funding IV, Inc., R-H Capital Partners, L.P. and Kellett Investment Corporation dated as of August 2, 1996

    2.3 Escrow Agreement among Search Capital Group, Inc., Dealers Alliance Credit Corp., Search Funding IV, Inc., R-H Capital Partners, L.P., Kellett Investment Corporation and U.S. Trust Company of Texas, N.A., dated as of August 6, 1996

    2.4 Search-DACC Shareholders Agreement dated as of August 2, 1996 between Search Capital Group, Inc. and Dealers Alliance Credit Corp.

    2.5 Sub-Debt Shareholders Agreement dated as of August 2, 1996 among Search Capital Group, Inc., R-H Capital Partners, L.P. and Kellett Investment Corporation

    2.6 Debt Assumption Agreement dated as of August 2, 1996 among Search Capital Group, Inc., Search Funding IV, Inc., LaSalle National Bank, as Agent, Bank One Chicago, N.A. and Fleet Capital Corporation

    4.1          Certificate of Designation of Series B 9%/7% Convertible
                 Preferred Stock

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 SEARCH CAPITAL GROUP, INC.



                                 By:           /s/  Robert Idzi
                                    --------------------------------------------
                                    Robert Idzi, Senior Executive Vice President


Dated:  August 19, 1996

                                 EXHIBIT INDEX

Exhibit No.      Description
- -----------      -----------
    2.1          Asset Acquisition Agreement among Search Capital Group, Inc., Search Funding IV, Inc. and Dealers
                 Alliance Credit Corp. dated as of August 2, 1996

    2.2          Sub-Debt Acquisition Agreement among Search Capital Group, Inc., Search Funding IV, Inc., R-H Capital
                 Partners, L.P. and Kellett Investment Corporation dated as of August 2, 1996

    2.3          Escrow Agreement among Search Capital Group, Inc., Dealers Alliance Credit Corp., Search Funding IV,
                 Inc., R-H Capital Partners, L.P., Kellett Investment Corporation and U.S. Trust Company of Texas, N.A.,
                 dated as of August 6, 1996

    2.4          Search-DACC Shareholders Agreement dated as of August 2, 1996 between Search Capital Group, Inc. and
                 Dealers Alliance Credit Corp.

    2.5          Sub-Debt Shareholders Agreement dated as of August 2, 1996 among Search Capital Group, Inc., R-H
                 Capital Partners, L.P. and Kellett Investment Corporation

    2.6          Debt Assumption Agreement dated as of August 2, 1996 among Search Capital Group, Inc., Search
                 Funding IV, Inc., LaSalle National Bank, as Agent, Bank One Chicago, N.A. and Fleet Capital Corporation

    4.1          Certificate of Designation of Series B 9%/7% Convertible Preferred Stock

